CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is effective as of ___________________ (the “Effective Date”) between QuantumSphere, Inc., a California corporation (the “Company”), and _______________, an individual (the “Consultant”), who agree as follows.

A.           The Company desires to retain the services of the Consultant as a consultant to the Company from the Effective Date and pursuant to the terms set forth herein and separate statements of work (“SOWs”) mutually agreed upon.

B.           The Consultant is willing to be retained by the Company on the terms and subject to the conditions set forth in this Agreement.

1.           Services. The Consultant shall perform the services set forth in Exhibit A attached hereto (the “Services”). The Consultant shall render the services. The Consultant shall not allow any other person or entity to perform any of the Services for or instead of the Consultant without the prior written consent of Company, which consent shall not be unreasonably withheld. The Consultant shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, applicable to the performance of the Services.

2.           Terms of Engagement.

2.1           Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)          “Accrued Expenses” shall mean any appropriate business expenses incurred by the Consultant in connection with the Services provided hereunder, which have been approved by the Company in writing, all to the extent unpaid or unreimbursed on the date of termination.

(b)          “Confidential Information” shall mean all information related to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company, whether of a technical nature or otherwise. Confidential Information is to be broadly defined and includes, but is not limited to, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to firmware, computer programs, computer code, software source documents, software design and architecture, computer hardware, circuits, silicon chip technology, testing procedures, product requirements and specifications, devices, designs, configurations, documentation, recorded data, schematics, master works, master databases, algorithms, flow charts, formulae, works of authorship, mechanisms, research, manufacture, improvements, assembly, installation, intellectual property, including patents and patent applications, business plans, past or future financing, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations generally.

(c)          “Inventions” shall mean any and all products, inventions, innovations, ideas, discoveries, designs, schematics, mask works, data, formulas, software, databases, algorithms, programs, trade secrets, works of authorship, assays, developmental or experimental work, methods, processes, techniques, improvements, and related know-how and which are made by Consultant, alone or in combination with others, either on behalf of the Company under this Agreement, or with the use of or as a result of access to Confidential Information or property, including but not limited to any derivative work which constitutes an improvement or modification to any tangible form of Confidential Information, such as any design, drawing, or product that embodies Confidential Information, and whether or not patentable, copyrightable, or qualified for other intellectual property protection.

2.2           Independent Contractor. The Consultant is an independent contractor and not an employee of the Company. The Consultant has no authority to obligate or bind the Company by contract or otherwise. The Consultant will not be eligible for any employee benefits, and the Company will not make deductions from the Consultant’s fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on the Consultant due to activities performed hereunder will be the sole responsibility of the Consultant.

2.3           Term of Service. This Agreement shall be ___________ (the “Term”) and until terminated by either of the parties.

2.4           Termination of Consultant. Upon termination of the Consultant, the Consultant shall promptly return to the Company, without limitation, all documents, drawings and any other items of whatever nature supplied to the Consultant by the Company or owned by the Company pursuant to this Agreement and the Company shall pay the Consultant Accrued Expenses, if any.

3.           Compensation and Expenses.

3.1           Compensation; Status Meetings; Weekly Work Reports. In consideration of the Services to be provided, the Consultant shall be compensated _____________. Consultant will work with ___________ and other staff of the Company during the term of the Agreement when working on matters pursuant to written SOWs. In addition, Consultant shall provide weekly reports on the hours spent on the project and delineating each of the tasks handled.

3.2           Expense Reimbursement. The Company shall reimburse the Consultant for all reasonable, ordinary and necessary out-of-pocket travel and other expenses incurred by the Consultant in conjunction with his services to the Company, which expenses have been approved in advance in writing by the Company. The Company will reimburse such expenses within thirty (30) days after Consultant has provided to the Company, in form and substance reasonably satisfactory to the Company, appropriate documentation evidencing such expenses.

4.           Confidentiality Obligation.

4.1           The Consultant shall hold all Company Confidential Information in confidence and may not disclose, use, copy, publish, summarize, or remove from the premises of the Company any Confidential Information, except as necessary to carry out the Consultant’s assigned responsibilities as a Company Consultant. In the event the Consultant is required to disclose any Confidential Information pursuant to law or government regulation, the Consultant must promptly notify the Company in order to allow the Company the maximum time to obtain protective or confidential treatment of the Confidential Information before it is disclosed.

4.2           Confidential Information subject to Section 4.1 does not include information that: (i) is or later becomes available to the public through no breach of this Agreement by the Consultant; (ii) is obtained by the Consultant from a third party who had the legal right to disclose the information to the Consultant; (iii) is already in the possession of the Consultant on the date this Agreement becomes effective; or (iv) was developed by the Consultant independent of the performance of the Services.

5.          Information of Others. The Consultant shall safeguard and keep confidential the proprietary information of customers, vendors, consultants, and other parties with which the Company does business to the same extent as if it were Company Confidential Information. The Consultant may not use or disclose to the Company any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and will not bring onto the Company’s premises any unpublished document or any other property belonging to any former or current employer without the written consent of that former or current employer.

6.          Company Property. All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including copies and in whatever form, relating to the business of the Company that the Consultant possesses or creates as a result of the Consultant’s service to the Company, whether or not confidential, are the sole and exclusive property of the Company. In the event of the termination of the Consultant’s service to the Company, the Consultant will promptly deliver all such materials to the Company and will sign and deliver to the Company the “Termination Certificate” attached hereto as Exhibit B.

7.          Ownership of Inventions. Any and all Inventions shall be the property of the Company, and any Inventions which are made by Consultant in performance of the Services under this Agreement, to the maximum extent permitted by law, shall be “works made for hire.” The Consultant hereby assigns and agrees to assign to the Company or its designee, without further consideration, the Consultant’s entire right, title, and interest in and to all Inventions, including all rights to obtain, register, perfect, and enforce patents, copyrights, mask work rights, and other intellectual property protection for Inventions. The Consultant shall disclose promptly and in writing to an individual designated by the Company or to the Consultant’s immediate supervisor all Inventions which the Consultant has made or reduced to practice. During the term of the Consultant’s services to the Company hereunder and for five years after, the Consultant shall assist the Company (at its expense) to obtain and enforce patents, copyrights, and other forms of intellectual property protection on Inventions.

8.          Prior Contracts. The Consultant represents that except as disclosed in writing to the Company, (a) there are no other contracts to assign Inventions that are now in existence between any other person or entity and the Consultant, and (b) the Consultant has no employments, consultancies or undertakings which would restrict or impair the Consultant’s performance of this Agreement.

9.          Agreements with the United States Government and Other Third Parties. The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government or agencies thereof which impose obligations or restrictions on the Company regarding Inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant will be bound by all such obligations or restrictions and to take any and all action necessary to discharge the obligations of the Company thereunder.

10.         Representations and Warranties of the Consultant. The Consultant represents and warrants that the results of the Services (“Work Product”) will be the sole product of the Consultant’s own efforts; that the Consultant is and shall be the sole and exclusive owner of all rights in such Work Product, and have the unrestricted right to assign the Consultant’s rights with respect to such Work Product to the Company in accordance with Section 7; and that the use and disclosure of such Work Product by him to the Company will not infringe upon or violate any patent, copyright, trade secret or other proprietary right of any third party.

11.         Indemnification. The Consultant shall defend, indemnify and hold harmless the Company and its directors, officers, agents and employees from and against all claims, losses, liabilities, damages, expenses and costs (including reasonable attorney’s fees and costs of litigation regardless of outcome) which result from any breach or alleged breach by the Consultant of any provision contained in this Agreement or any failure or alleged failure by the Consultant to perform the services required under this Agreement.

12.         Miscellaneous.

12.1         Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

12.2         Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three days after mailing if mailed, to the addresses of the Company and the Consultant contained in the records of the Company at the time of such notice. Any party may Change such party’s address for notices by notice duly given pursuant to this Section 12.2.

12.3         Assignment. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that as the Company has specifically contracted for the services to be provided by the Consultant hereunder, the Consultant may not assign or delegate the Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company.

12.4         Headings. The section headings used in this Agreement are intended for convenience of reference and shall not by themselves determine the construction or interpretation of any provision of this Agreement.

12.5         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

12.6         Injunctive Relief; Consent to Jurisdiction. The Consultant acknowledges and agrees that damages will not be an adequate remedy in the event of a breach of any of the Consultant’s obligations under this Agreement. The Consultant therefore agrees that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. The Consultant hereby submits to the jurisdiction and venue in the federal district court for the Central District of California and in the courts of the State of California in Orange County, California. The Consultant further agrees that service upon the Consultant in any such action or proceeding may be made by first class mail, certified or registered, to the Consultant’s address as last appearing on the records of the Company.

12.7         Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

12.8         Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion shall be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder shall be enforced to the maximum extent possible.

12.9         Survival. Sections 4, 5, 6, 7, 8, 9, 10, 11 and 12 shall survive termination or expiration of this Agreement.

12.10         Entire Agreement; Modifications. Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to the Consultant from the Company. All modifications to this Agreement must be in writing and signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

QUANTUMSPHERE, INC.

By:
Name:
Title:

CONSULTANT

By:
Name:

Social Security No.:

Phone:
Email:

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